eMagin Corporation Announces First Quarter 2023 Results

First-quarter Total Revenue of $6.6 Million on Diversified Product Sales and Contract Revenue

Production-Capable, 160 Metric Ton, Direct Patterning (dPd) Tool Arrives Safely at New Jersey Port

Growth in International Military Sales Offset by Timing of US Military Orders

HOPEWELL JUNCTION, N.Y. –May 11, 2023 – eMagin Corporation, or the “Company,” (NYSE American: EMAN), a U.S.-based leader in the development, design, and manufacture of Active-Matrix OLED microdisplays for high-resolution, AR/VR and other near-eye imaging products, today announced results for its first quarter ended March 31, 2023.

“Our first-quarter results were mixed due to the timing of orders under the ENVG-B programs and $0.4 million of revenue that was delayed to the current quarter due to unexpected manufacturing downtime with one of our legacy deposition tools,” said Andrew G. Sculley, eMagin’s CEO.

“We continue to upgrade our preventative maintenance procedures and take every action possible to maintain the effectiveness of this older equipment until our new production-capable dPd tool comes online in 2024.  We are pleased with our total sales backlog, which remains strong at $16.0 million, comparable to the end of Q4 2022, reflecting continued strength in bookings for the military and medical markets, and expect to receive additional follow-on orders under the ENVG-B programs this quarter.

“We are excited to report that the upgraded Direct Patterning Display (dPdTM) deposition chamber we received in December has already demonstrated the potential of this disruptive technology.  This updated R&D chamber will be used to produce prototype displays in small quantities for both military and commercial markets. As we recently announced, we have produced an ultra-high brightness 15,000 cd/m2 display using this R&D chamber that surpassed the previous OLED microdisplay luminance record of 10,000 cd/m2, which we set just 18 months ago. This milestone is well beyond the threshold requirements for immersive AR and VR devices and will help to overcome inefficient optics and alleviate motion artifacts. Moreover, this latest development will enable our military, consumer, and commercial customers to implement new and advanced features that to date have not been technically feasible, while greatly improving power efficiency and battery life.

“We are delighted to announce that in March, an innovative, production-capable dPd tool, which was designed to our specifications and ordered last year, arrived safely at the Port of Newark. This large, 160 metric ton tool will allow us to produce both commercial quantities of dPd technology displays in addition to expanding our existing OLED technology.  The addition of this tool, when fully qualified, is expected to more than double our overall production capacity.  We believe that the impressive results of the upgraded R&D chamber, which shares similar design elements, demonstrate the exciting potential of our new production-capable dPd tool. We expect delivery of the new dPd tool to our newly expanded cleanroom by the end of the month, followed by installation and qualification of the tool, with first production runs expected next year.

“Our proprietary dPd technology directly patterns primary RGB color OLED emitters on our silicon backplane, which creates ultra-high brightness light output at ultra-high resolutions with brilliant colors. This is in stark contrast to competing products that utilize color filters with white OLED that significantly degrades the light output. As we continue to advance this technology, future dPd milestones will include the addition of tandem OLED structures and other enhancements that will take the performance of AR/VR headsets and heads-up displays to even greater heights.

“During the second quarter, we expect to resume the proof-of-concept work for a tier-one consumer company that was delayed pending the upgrade to the R&D chamber.  Additionally, we will continue work under the US Army’s Program Executive Office for Simulation Training and Instrumentation (PEO STRI) contract to provide high-brightness microdisplays and expect to produce several displays required by the next phase of this contract.

“We look forward to continuing to serve our important military and medical and consumer customers, beginning qualification of the   new dPd production tool, and presenting our dPd technology-based products to customers building consumer devices.”

Defense Production Act Title III and IBAS Funding

As previously announced, eMagin has ordered all the equipment to be purchased under the $39 million in Defense Production Act Title III and IBAS Program funding grants that were awarded to the Company in 2020. As of the end of the first quarter, the Company had added and qualified four pieces of equipment to its production line and had received three additional pieces of equipment that are currently installed and being qualified. This equipment has contributed to improved yields and reliability in the Company’s production process. eMagin has seven additional major pieces of equipment on order, including the production-capable dPd organic deposition tool. The Company remains on track with these important government grants, and is beginning to realize yield, reliability, and throughput improvements.

First Quarter Results

Total revenues for the first quarter of 2023 decreased 11% to $6.6 million, compared with $7.4 million reported in the prior-year period.

Total revenue consists of both product revenue and contract revenue. Product revenues for the first quarter of 2023 were $6.4 million, a decrease of $0.7 million from product revenues of $7.0 million reported in the prior-year period. The year-over-year decrease in display revenue was due to late deliveries resulting from unexpected production downtime and the timing of military orders.

Contract revenues were $0.2 million compared with $0.3 million reported in the prior year, reflecting the timing of phases and milestones of these contracts. The Company continues to work on the high-brightness display design and proof of concept for this consumer customer and expects ongoing contract revenue under these programs. Contract revenues are based on accomplishing specific milestones and are not uniformly distributed throughout the project duration.

Total gross margin for the first quarter decreased to 22%, resulting in a gross profit of $1.5 million, compared with a gross margin of 34%, which resulted in a gross profit of $2.5 million in the prior-year period. The gross margin decline was primarily due to production downtime, which resulted in a  lower volume of displays produced and higher average product costs.

Operating expenses for the first quarter of 2023, including R&D expenses, were $4.0 million, compared with  $3.7 million in the prior-year period. Operating expenses as a percentage of sales were 61% in the first quarter of 2023,  compared with 50% in the prior-year period.

Operating loss for the first quarter of 2023 was $2.5 million, compared with an operating loss of $1.2 million in the prior-year period.

Net loss for the first quarter of 2023 was $2.6 million, or $0.03 per share, compared with income of $0.1 million, or $0.00 per share, in the prior-year period.

Adjusted EBITDA for the first quarter of 2023 is a negative $1.4 million, compared with negative $0.2 million in the prior-year period.

Balance Sheet Highlights

As of March 31, 2023, the Company had cash and cash equivalents of $3.8 million and working capital of $16.1 million.  During the first quarter, the Company repaid  $1.0 million under its asset-based lending (ABL) facility. As of March 31, 2023,  there was $2.4 million available under the ABL facility and there were no borrowings outstanding.

During the quarter, the Company realized $1.2 million in net proceeds from sales of common shares under its at-the-market equity program.

Conference Call and Webcast Information

Management will host a conference call and simultaneous webcast at 9:00 a.m. ET on May 11, 2023, to discuss quarterly results, business highlights and outlook. The live, listen-only webcast will be accessible on the Company’s Investor Relations website via https://www.emagin.com/investors/event-webcast. A replay of the event will be available shortly after the live event. To join the conference call participants will need to register with this link. Participants will receive an individualized dial-in number and PIN after registering for the call.

About eMagin Corporation

eMagin is the leader in OLED microdisplay technology, enabling the visualization of digital information and imagery for world-class customers in the military, consumer, medical and industrial markets. The Company invents, engineers, and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin's Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001, eMagin's microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. For more information, please visit www.emagin.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. For a more complete description of the risk factors that could cause our actual results to differ from our current expectations, please see the section entitled "Risk Factors" in eMagin's Annual Report on Form 10-K for the fiscal year ended December 31, 2022,  and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

Contact
eMagin Corporation
Mark A. Koch
Chief Financial Officer
845-838-7900

Sharon Merrill Associates, Inc.
Nicholas Manganaro
617-542-5300

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$3,849	$4,346
Restricted cash	303	303
Accounts receivable, net	5,513	7,035
Account receivable-due from government awards	—	501
Unbilled accounts receivable	2,665	2,438
Inventories	8,804	8,709
Prepaid expenses and other current assets	688	594
Total current assets	21,822	23,926
Property, plant and equipment, net	51,171	49,099
Operating lease right - of - use assets	37	53
Intangibles and other assets	27	29
Total assets	$73,057	$73,107

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,199	$2,077
Accrued compensation	1,856	1,662
Revolving credit facility, net	—	1,037
Other accrued expenses	961	659
Deferred revenue	12	12
Operating lease liability - current	38	54
Finance lease liability - current	1,229	1,229
Other current liabilities	471	231
Total current liabilities	5,766	6,961
Other liability - long term	14	14
Deferred income - government awards - long term	31,136	28,729
Finance lease liability - long term	13,545	13,608
Total liabilities	50,461	49,312

Commitments and contingencies (Note 8)

Shareholders’ equity:
Preferred stock, $0.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,356) stated value $1,000 per share, $0.001 par value: 10,000 shares designated and 5,356 issued and outstanding as of March 31, 2023 and 5,356 issued and outstanding as of December 31, 2022.	—	—
Common stock, $0.001 par value: authorized 200,000,000 shares, issued 82,530,660 shares, outstanding 82,368,594 shares as of March 31, 2023 and issued 81,241,516 shares, outstanding 81,079,450 shares as of December 31, 2022.	82	80
Additional paid-in capital	284,002	282,582
Accumulated deficit	(260,988)	(258,367)
Treasury stock, 162,066 shares as of March 31, 2023 and December 31, 2022.	(500)	(500)
Total shareholders’ equity	22,596	23,795
Total liabilities and shareholders’ equity	$73,057	$73,107

eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenues:
Product	$6,368	$7,027
Contract	227	331
Total revenues, net	6,595	7,358

Cost of revenues:
Product	5,004	4,787
Contract	117	82
Total cost of revenues	5,121	4,869

Gross profit	1,474	2,489

Operating expenses:
Research and development	1,203	1,484
Selling, general and administrative	2,805	2,170
Total operating expenses	4,008	3,654

Loss from operations	(2,534)	(1,165)

Other (expense) income:
Change in fair value of common stock warrant liability	—	1,146
Interest expense, net	(207)	(214)
Other income, net	120	96
Total other (expense) income	(87)	1,028
Loss before provision for income taxes	(2,621)	(137)
Income taxes	—	—

Net Loss	$(2,621)	$(137)

Loss per share, basic and diluted	$(0.03)	$—

Weighted average number of shares outstanding:
Basic and diluted	81,993	72,836

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below (in thousands).

	Three Months Ended
	March 31,
	2023	2022

Net income (loss)	$(2,621)	$(137)
Non-cash compensation	256	165
Change in fair value of common stock warrant liability	—	(1,146)
Depreciation and intangibles amortization expense	734	722
Interest expense	207	214
Adjusted EBITDA	$(1,424)	$(182)